UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2021

CLUBHOUSE MEDIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-140645	99-0364697
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3651 Lindell Road, D517

Las Vegas, Nevada 89103

(Address of principal executive offices) (Zip code)

(702) 479-3016

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Securities Purchase Agreement and Convertible Promissory Note

On November 18, 2021, Clubhouse Media Group, Inc. (the “Company”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Sixth Street Lending LLC (“Sixth Street”), pursuant to which, on the same date, the Company issued a convertible promissory note to Sixth Street in the aggregate principal amount of $224,000.00 for a purchase price of $203,750.00, reflecting a $20,250.00 original issue discount (the “Note”). At closing, the Company reimbursed Sixth Street the sum of $3,750.00 for Sixth Street’s costs in completing the transaction.

The Note has a maturity date of November 18, 2022 (the “Maturity Date”) and bears interest at 10% per year. No payments of the principal amount or interest are due prior to the Maturity Date, other than as specifically set forth in the Note. The Company may not prepay the Note prior to the Maturity Date, other than by way of a conversion initiated by Sixth Street.

The Note provides Sixth Street with conversion rights to convert all or any part of the outstanding and unpaid principal amount of the Note from time to time into fully paid and non-assessable shares of the Company’s Common Stock, par value $0.001 (“Common Stock”). Conversion rights are exercisable at any time during the period beginning on May 17, 2022 (180 days from when the Note was issued) and ending on the later of (i) the Maturity Date and (ii) the date of payment of the amounts due upon an uncured event of default. Any principal that Sixth Street elects to convert will convert at the Conversion Price, which is a Common Stock per share price equal to the lesser of a Variable Conversion Price and $1.00. The Variable Conversion Price is 75% of the Market Price, which is the lowest dollar volume-weighted average sale price (“VWAP”) during the 20-trading day period ending on the trading day immediately preceding the conversion date. VWAP is based on trading prices on the principal market for Company Common Stock or, if none, OTC. Currently, the Common Stock trades OTC. In no event is Sixth Street entitle to convert any portion of the Note upon which conversion Sixth Street and its affiliates would beneficially own more than 4.99% of the outstanding shares of Company Common Stock.

The Note contains customary events of default, including, but not limited to: (1) failure to pay principal or interest on the Note when due; (2) failure to issue and transfer Common Stock upon exercise of Sixth Street of its conversion rights; (3) an uncured breach of any of the Company’s other material obligations contained in the Note; and (4) the Company’s breach of any representation or warranty in the Securities Purchase Agreement or other related agreements.

If an event of default occurs and continues uncured, the Note becomes immediately due and payable. If an event of default occurs because the Company fails to issue shares of Common Stock to Sixth Street within three business days of receiving a notice of conversion from Sixth Street, the Company shall pay an amount equal to 200% of the Default Amount (defined below) in full satisfaction of the Company’s obligations under the Note. If an event of default occurs for any other reason that continues uncured (except in the case of appointment of a receiver, bankruptcy, liquidation, or a similar default), the Company shall pay an amount equal to 150% of the Default Amount (defined below) in full satisfaction of the Company’s obligations under the Note.

The “Default Amount” is equal to the sum of (a) accrued and unpaid interest on the principal amount of the Note to the date of payment plus (b) default interest, which is calculated based on a rate of 22% per year (inclusive of the 10% interest per year that would be due absent an event of default), plus (c) certain other amounts that may be owed under the Note.

The foregoing description of the Securities Purchase Agreement and the Note does not purport to be complete and is qualified in its entirety by reference to the full texts of the Securities Purchase Agreement and the Note, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As disclosed in Item 1.01 of this Current Report on Form 8-K, the Company issued the Note to Sixth Street. The disclosure in Item 1.01 hereof concerning the Note is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed or furnished with this Current Report on Form 8-K:

Exhibit
Number	Description

10.1	Securities Purchase Agreement between the Company and Sixth Street Lending LLC dated November 18, 2021.

10.2	Convertible Promissory Note issued by the Company to Sixth Street Lending LLC dated November 18, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 24, 2021	CLUBHOUSE MEDIA GROUP, INC.

	By:	/s/ Amir Ben-Yohanan
Amir Ben-Yohanan
Chief Executive Officer